EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 18, 2002 related to the consolidated financial statements of NorStar Group, Inc. and Subsidiaries as of December 31, 2001 and for the years ended December 31, 2001 and 2000, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2001 previously filed by NorStar Group, Inc. and Subsidiaries.



/s/ J.H. COHN LLP
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   J.H. Cohn LLP

Roseland, New Jersey
July 30, 2002